Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 15, 2019, with respect to the consolidated financial statements and schedule of Steadfast Income REIT, Inc., Steadfast Apartment REIT, Inc. and Steadfast Apartment REIT III, Inc., included in the Joint Proxy Statement and Prospectus of Steadfast Income REIT, Inc. and Steadfast Apartment REIT, Inc. that is made a part of the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-234520) for the registration of 44,035,000 shares of Steadfast Apartment REIT, Inc. common stock.

/s/ Ernst & Young LLP

Irvine, California

December 17, 2019